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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 11/Amendment No. 428 to Registration Statement File Nos. 033-74174/811-08306 on Form N-4 of our report dated March 27, 2018, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of Brighthouse Variable
Annuity Account B (formerly First MetLife Investors Variable Annuity Account
One), and our report dated March 22, 2018, relating to the financial statements and financial statement schedules of Brighthouse Life Insurance Company of NY, both appearing in the Statement of Additional Information Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information Supplement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 27, 2018